News Release
                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


              TRANSFINANCIAL ANNOUNCES THE DISCONTINUATION OF THE
                       CROUSE CARTAGE COMPANY OPERATIONS

LENEXA, KANSAS, SEPTEMBER 18, 2000--TransFinancial Holdings, Inc. (Amex: TFH) announced today that its subsidiary, Crouse Cartage Company ("Crouse"), has discontinued its operations, effective September 16, 2000. Crouse, a regional less-than-truckload motor carrier, stated that it had discontinued operations because of continuing operating losses.
  Crouse announced that it intended to form an Advisory Committee comprised of unsecured creditors to assist Crouse management in the orderly liquidation of assets and disposition of claims. Crouse stated that it would contact each creditor regarding the procedures established for the resolution and payment of claims.
Crouse also announced that it had made arrangements for the delivery of all freight currently within its system.
  TFH currently expects to incur an after tax one-time charge of approximately $21 million as a result of the discontinuation of operations of Crouse. Continuing operations of TFH include Specialized Transport, Inc. ("Specialized") and Universal Premium Acceptance Corporation ("UPAC"). Specialized operates as a truckload carrier with 48 state authority and UPAC operates a nationwide insurance premium finance business.
  Certain statements in this release that are not purely historical may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements include statements regarding the expected charge against earnings resulting from the discontinuation of operations by Crouse and the Company's intentions on strategies regarding the future. Such statements are dependent on assumptions that may not be realized and are subject to a number of risks, uncertainties and other factors, including the cost of discontinuing the Crouse operations, the amounts realized upon the sale of assets of Crouse, the amount and nature of claims asserted and other risks, uncertainties and other factors mentioned in the Company's most recent Form 10-Q filed with the Securities and Exchange Commission, that could cause actual results to differ materially.
  Contact:
  TransFinancial Holdings, Inc.
  Tim O'Neil
  (913) 859-0055